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                                                                    EXHIBIT 99.1


                               Budget Group, Inc.
                                125 Basin Street
                                    Suite 210
                          Daytona Beach, Florida 32114



               Letter to Commission pursuant to Temporary Note 3T


April 8, 2002

Securities and Exchange Commission
450 Fifth Street N.W.
Washington D.C. 20549

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, the Budget Group Inc. Audit Committee of the Board of Directors has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and audit practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Sincerely,

Budget Group, Inc.

/s/ William Johnson
----------------------------
William Johnson
Executive Vice President and
Chief Financial Officer